EXHIBIT 4.1

                SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT

         SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT ("Agreement") dated as of February ___, 1998 between Mansur Industries Inc., a Florida corporation (the "Company"), and each person or entity who executes a counterpart signature page to this Agreement and is listed as an investor on Schedule I attached to this Agreement (each individually an "Investor" and collectively the "Investors").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to sell and issue to the Investors, and the Investors desire to purchase from the Company, up to an aggregate principal amount of $17,000,000 of the Company's eight and one-quarter percent (8 1/4%) Subordinated Convertible Notes Due February 23, 2003 with the terms set forth in the Notes, in the identical form and substance of Exhibit A attached hereto (the "Notes") on the terms and conditions set forth herein; and

         WHEREAS, the Notes will be convertible into shares ("Common Shares") of common stock, par value $0.001, of the Company ("Common Stock"), pursuant to the terms set forth in the form of Note, and the Investors will have registration rights with respect to such Common Shares issuable upon conversion, pursuant to the terms herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         "Closing" and "Closing Date" shall have the meanings ascribed to such terms in Section 1.3 herein.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Registrable Securities" shall mean: (i) the Common Shares issued to each Holder or its permitted transferee or designee upon conversion of the Notes or upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares; (ii) any securities


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issued or issuable to each Holder upon the exchange or conversion of any Notes or Common Shares; or (iii) any other security of the Company issued as a dividend or other distribution with respect to, in exchange of or in replacement of Registrable Securities.

         The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of Orrick, Herrington & Sutcliffe LLP or other counsel for Holders (using a single counsel selected by a majority in the interest of the Holders) for a "due diligence" examination of the Company and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

         "Holder" and "Holders" shall include an Investor or the Investors, respectively, and any transferee of the Notes or Common Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

         "Registration Statement" shall have the meaning set forth in Section 4.1(a) herein.

         "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

         "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

                                    ARTICLE I

                           PURCHASE AND SALE OF NOTES

         Section 1.1 PURCHASE AND SALE OF NOTES. Upon the following terms and conditions, the Company shall issue and sell to each Investor severally, and each Investor severally shall purchase from the Company, the principal amount of Notes indicated next to such Investor's name on Schedule I attached hereto.

         Section 1.2 PURCHASE PRICE. The Notes shall be offered in $1,000 denominations (the "Purchase Price").

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         Section 1.3 THE CLOSING.

                  (a) The initial closing of the purchase and sale of the Notes (the "initial Closing"), shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, at 10:00 a.m., local time following acceptance by the Company of subscriptions representing not less than $11,000,000 aggregate principal amount of Notes on the later of the following: (i) the date on which the last to be fulfilled or waived of the conditions set forth in Article V hereof and applicable to any Closing Date (as defined herein) shall be fulfilled or waived in accordance herewith, or (ii) such other time and place and/or on such other date as the Investors and the Company may agree. Subsequent Closings, if any, will be held at such times as are agreed upon by the Company and the Investors. The date on which the initial Closing and any subsequent Closings, if any, occurs is referred to herein as the "Closing Date."

                  (b) On any Closing Date, the Company shall deliver to each Investor certificates (with the number of and denomination of such certificates reasonably requested by such Investor) representing the Notes purchased hereunder by such Investor registered in the name of such Investor or its nominee or deposit such Notes into accounts designated by such Investor, and such Investor shall deliver to the Company the Purchase Price for the principal amount of Notes purchased by such Investor hereunder by wire transfer in immediately available funds to an account designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to any Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to each of the Investors (except for those Investors who did not close on the initial Closing
Date) as of the date hereof and the initial Closing Date. The Company hereby makes the following representations and warranties to each of the Investors who did not close on the initial Closing Date as of the date hereof and any subsequent Closing Date:

                  (a) ORGANIZATION AND QUALIFICATION; MATERIAL ADVERSE EFFECT. Each of the Company and its Subsidiary (as defined below) is a corporation duly incorporated and existing in good standing under the laws of its respective jurisdiction of incorporation and the Company and the Subsidiary each have the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company owns 100% of the outstanding capital stock of Systemone Technologies Inc., a Florida corporation (the "Subsidiary"). The Company does not have any other direct or indirect subsidiaries. Each of the Company and the Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used

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and which is material to such entity and other entities controlling or controlled by such entity taken as a whole, and any material adverse effect on the transactions contemplated under this Agreement or any other agreement or document contemplated hereby or thereby.

                  (b) AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Notes in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Notes, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (c) CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,500,000 shares of preferred stock; without giving effect to this offering, there are 4,601,309 shares of Common Stock and no shares of preferred stock issued and outstanding, respectively. All of the outstanding shares of the Common Stock have been validly issued and are fully paid and non-assessable. No shares of Common Stock or preferred stock are entitled to preemptive rights; without giving effect to this offering, 213,180 shares of Common Stock (including any shares of Common Stock issuable upon the exercise of any outstanding options, warrants or rights or upon the exchange or conversion of any exchangeable or convertible securities of the Company) are entitled to registration rights; and without giving effect to this offering, there are outstanding options for 113,180 shares of Common Stock and outstanding warrants for 100,000 shares of Common Stock. There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of the Company (except as contemplated by this Agreement or disclosed in the SEC Documents (as defined below)).

                  (d) ISSUANCE OF COMMON SHARES. The Common Shares issuable upon conversion of the Notes (the "Underlying Shares") are duly authorized and will be as of any Closing Date reserved for issuance and, upon such conversion in accordance with the terms of the Note, such Underlying Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and the holders of such Underlying Shares shall be entitled to all rights and preferences accorded to a holder of Common Shares. The outstanding Common Shares are currently listed on the Nasdaq SmallCap Market ("Nasdaq").

                  (e) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions

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contemplated hereby and thereby do not and will not (i) result in a violation of the Charter or By-Laws of the Company or the Subsidiary or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or the Subsidiary is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investors and not to the Company or the Subsidiary. Neither the business of the Company nor of the Subsidiary is being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or to make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Notes in accordance with the terms hereof and issue the Underlying Shares upon conversion thereof, except for the registration provisions provided for herein, provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

                  (f) SEC DOCUMENTS; FINANCIAL STATEMENTS. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the Commission (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the Commission since September 27, 1996 and all annual SEC Documents filed with the Commission since September 27, 1996. The Company has not provided to any Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents (as amended by any amendments filed prior to the date of this Agreement or any Closing Date and provided to each Investor) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included

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in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (g) PRINCIPAL EXCHANGE/MARKET. The principal market on which the Common Shares are currently traded is Nasdaq.

                  (h) NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, the date through which the most recent quarterly report of the Company on Form 10-Q has been prepared and filed with the Commission, a copy of which is included in the SEC Documents, no event which had or is likely to have a Material Adverse Effect has occurred or exists with respect to the Company or the Subsidiary, except as otherwise disclosed or reflected in press releases or other SEC Documents prepared through or as of a date subsequent to September 30, 1997.

                  (i) NO UNDISCLOSED LIABILITIES. Neither the Company nor the Subsidiary has any liabilities or obligations not disclosed in the SEC Documents, other than those liabilities incurred in the ordinary course of its respective business since September 30, 1997 or liabilities or obligations, individually or in the aggregate, which do not or would not have a Material Adverse Effect on the Company or the Subsidiary, taken as a whole.

                  (j) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. No event or circumstance has occurred or exists with respect to the Company, the Subsidiary or their respective business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                  (k) NO GENERAL SOLICITATION. None of the Company, the Subsidiary or, to the Company's knowledge, any of their respective affiliates or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes.

                  (l) NO INTEGRATED OFFERING. None of the Company, the Subsidiary, or, to the Company's knowledge, any of their respective affiliates, or any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Notes.

                  (m) INTELLECTUAL PROPERTY. Each of the Company and the Subsidiary owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its respective business. Each of the Company and the Subsidiary has all

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intellectual property rights which are needed to conduct its respective business as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Company has no reason to believe that the intellectual property rights owned by the Company or the Subsidiary are invalid or unenforceable or that the use of such intellectual property by the Company or the Subsidiary infringes upon or conflicts with any right of any third party, and neither the Company nor the Subsidiary has received notice of any such infringement or conflict. The Company has no knowledge of any infringement of the Company's or the Subsidiary's intellectual property by any third party.

                  (n) NO LITIGATION. Except as set forth in the SEC Documents delivered to the Investors prior to the date of this Agreement ("Pre-Agreement SEC Documents") no litigation or claim (including those for unpaid taxes) against the Company or the Subsidiary is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely would have a Material Adverse Effect on the Company or the Subsidiary, taken as a whole or would materially adversely effect the transactions contemplated hereby. The legal proceedings described in the Pre-Agreement SEC Documents will not have an effect on the transactions contemplated hereby, and will not have a Material Adverse Effect on the Company or the Subsidiary, taken as a whole.

                  (o) BROKERS. The Company has taken no action which would give rise to any claim by any person, other than Credit Suisse First Boston Corporation or Josephthal & Co. Inc., for brokerage commissions, finder's fees or similar payments by any Investor relating to this Agreement or the transactions contemplated hereby.

         Section 2.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each of the Investors (except for those Investors who did not close on the initial Closing Date), severally and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof and on the initial Closing Date. Each of the Investors who did not close on the initial Closing Date, severally and not jointly, hereby makes the following representations and warranties to the Company as of the date hereof and on any subsequent Closing Date:

                  (a) AUTHORIZATION; ENFORCEMENT. (i) Such Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Notes being sold hereunder, (ii) the execution and delivery of this Agreement by such Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, as required, and (iii) this Agreement constitutes the valid and binding obligation of such Investor enforceable against such Investor in accordance its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (b) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation by such Investor of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of such Investor's organizational documents, or (ii) conflict with any agreement, indenture, or instrument to which such Investor is a party, or (iii)

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result in a violation of any law, rule, or regulation or any order, judgment or decree of any court or governmental agency applicable to such Investor. Such Investor is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement.

                  (c) INVESTMENT REPRESENTATION. Such Investor is purchasing the Notes for its own account and not with a view to distribution in violation of any securities laws. Such Investor has no present intention to sell the Notes and such Investor has no present arrangement (whether or not legally binding) to sell the Notes to or through any person or entity; provided, however, that by the representations herein, such Investor does not agree to hold the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with Federal and state securities laws applicable to such disposition.

                  (d) ACCREDITED INVESTOR. Such Investor is an "accredited investor" as defined in Rule 501 promulgated under the Act. The Investor has such knowledge and experience in financial and business matters in general and investments in particular, so that such Investor is able to evaluate the merits and risks of an investment in the Notes and to protect its own interests in connection with such investment. In addition (but without limiting the effect of the Company's representations and warranties contained herein), such Investor has received such information as it considers necessary or appropriate for deciding whether to purchase the Notes pursuant hereto.

                  (e) RULE 144. Such Investor understands that there is no public trading market for the Notes, that none is expected to develop, and that the Notes must be held until repaid in full unless such Notes are converted or registered under the Act or an exemption from registration is available. Such Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

                  (f) BROKERS. Such Investor has taken no action which would give rise to any claim by any person other than Credit Suisse First Boston Corporation or Josephthal & Co. Inc., for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

                  (g) RELIANCE BY THE COMPANY. Such Investor understands that the Notes are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Notes.

                                   ARTICLE III

                                    COVENANTS

         Section 3.1 REGISTRATION AND LISTING. Until the later of (i) such time as no Notes are outstanding or (ii) the expiration of the Effectiveness Period (as hereinafter defined in

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Section 4.3), the Company will cause the Common Shares to continue to be registered under Section 12(g) of the Exchange Act, will comply in all respects, with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until the later of (i) such time as no Notes are outstanding or
(ii) the expiration of the Effectiveness Period, the Company shall use its best efforts to continue the listing or trading of the Common Shares on Nasdaq, the Nasdaq National Market or a principal exchange and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of Nasdaq and any exchange or market where the Common Shares are then traded.

         Section 3.2 CERTIFICATES ON CONVERSION. Upon any conversion (automatic or optional) of the Notes, the Company shall issue and deliver to such Investor (or the then holder) within three (3) days of the Conversion Date (as defined in the Notes) a new certificate or certificates for the principal amount of Notes which such Investor (or holder) has not yet been converted but which are evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new certificate(s) designated by such Investor or holder).

         Section 3.3 REPLACEMENT CERTIFICATES. The certificate(s) representing the Notes held by any Investor (or then holder) may be exchanged by such Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate principal amount of Notes, as reasonably requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such registration, transfer or exchange.

         Section 3.4 SECURITIES COMPLIANCE. The Company shall notify the Commission and Nasdaq, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes hereunder and the Common Shares issuable upon conversion thereof.

         Section 3.5 NOTICES. The Company agrees to provide all holders of Notes with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Shares, contemporaneously with the delivery of such notices or information to such Common Share holders.

         Section 3.6 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of affecting the conversion of the Notes, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Notes, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Notes, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common

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Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval.

                                   ARTICLE IV

                                  REGISTRATION

         Section 4.1 REGISTRATION REQUIREMENTS. The Company shall use its reasonable best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holder. Such reasonable best efforts by the Company shall include the following:

                  (a) the Company shall, as expeditiously as reasonably possible after the final Closing Date:

                                    (i) Prepare and file a registration
                  statement with the Commission pursuant to Rule 415 under the Securities Act on such appropriate registration form of the Commission as shall be reasonably selected by the Company covering the Registrable Securities ("Registration Statement") within 45 days following the final Closing Date. Thereafter the Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission within 90 days following the final Closing Date. In the event that such Registration Statement is not declared effective within 90 days following the final Closing Date, there shall be a 30 day grace period. The Company shall use its reasonable best efforts to cause the Registration Statement to become effective during this 30 day grace period, if applicable. In the event that such Registration Statement has not been declared effective within 120 days from the final Closing Date, then the Company shall until the Registration Statement is declared effective, pay in cash to each Holder an amount equal to 2% of the principal amount of the Note (the "Liquidated Damages") held by such Holder for each 30 day period beginning on the 121st day following the final Closing Date (the "Default Period") that the Registration Statement has not been declared effective; provided however, that the Default Period shall terminate and Liquidated Damages shall cease to accrue on the date upon which such Registrable Securities may be sold under Rule 144(k) in the reasonable opinion of counsel to the Company (provided that the Company's transfer agent has accepted an instruction from the Company to such effect). If any applicable Default Period is less than 30 days such cash payment shall be on a pro rata basis. Such cash payment shall be calculated by the Company on the earlier of
                  (i) the effective date of such Registration Statement or (ii) the last day of each Default Period and a check in lawful money of the United States of America shall be sent within three (3) business days of such calculation to the address of each Holder as listed in the

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                  Note Register maintained by the Company pursuant to Section 7 of the Note. Notwithstanding the foregoing, if the Default Period commences from the failure of the Company to cause to become effective the Registration Statement solely by reason of the failure of any Holder to provide such information as
                  (i) the Company may reasonably request from such Holder to be included in the Registration Statement or (ii) the Commission or Nasdaq may request in connection with such Registration Statement (the "Late Holder"), the Company shall not be required to pay such Liquidated Damages to any of the Holders; provided, that the Company shall file the Registration Statement excluding the Late Holder, within two (2) business days after the initial day of the Default Period. The Company agrees to promptly file an amendment to such Registration Statement including the Late Holder once the requested information has been provided.

                                    (ii) Prepare and file with the Commission
                  such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

                                    (iii) Furnish to each Holder such numbers of
                  copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                                    (iv) Use its best efforts to register and
                  qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by each Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                                    (v) Notify each Holder immediately of the
                  happening of any event as a result of which the prospectus (including any supplement thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                                    (vi) Notify each Holder immediately of the
                  issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Company shall use its reasonable best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

                                    (vii) Permit a single firm of counsel,
                  designated as Holders' counsel by the Holders of a majority of the Registrable Securities included in the Registration Statement, to review the Registration Statement and all amendments and supplements thereto within a reasonable period of time prior to each filing, and shall not file any document in a form to which such counsel reasonably objects.

                                    (viii) Use its reasonable best efforts to
                  list the Registrable Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Shares are then listed, and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Shares are traded.

                  (b) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and all SEC Documents filed subsequent to the final Closing Date, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

         Section 4.2 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Section 4 shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

         Section 4.3 REGISTRATION PERIOD. In the case of the registration effected by the Company pursuant to this Section 4, the Company will use its best efforts to keep such registration effective (the "Effectiveness Period") until the earlier to occur of (a) two years from the final Closing Date, provided that the Company may suspend the effectiveness of the Registration Statement if the Board of Directors determines, upon advice of counsel, that in order to maintain effectiveness of the Registration Statement, the Company would be required to disclose a significant corporate development which disclosure would have a material effect on the Company; provided, however, that the period of time which such Registration Statement is required to be effective shall be increased by the number of days that the Registration Statement's effectiveness was suspended, if any, during the two year period from the final Closing Date,
(b) the date on which all the Holders have completed the sales or distribution described in the Registration Statement relating thereto or, (c) the date on which such Registrable Securities may be sold under Rule 144(k) in the reasonable opinion of counsel to the Company (provided that the Company's transfer agent has accepted an instruction from the Company to such effect).

         Section 4.4 INDEMNIFICATION.

                  (a) COMPANY INDEMNITY. The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this Section 4.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

                  (b) HOLDER INDEMNITY. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their directors, officers and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, in each case only insofar as such untrue statement or alleged untrue statement or omission relates to such Holder, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the

Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in this Section 4.4(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                  (c) PROCEDURE. Each party entitled to indemnification under this Article (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         Section 4.5 CONTRIBUTION. If the indemnification provided for in
Section 4 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

         In no event shall the obligation of any Indemnifying Party to contribute under this Section 4.5 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.4(a) or 4.4(b) hereof had been available under the circumstances.

         The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by PRO RATA allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement, omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                    ARTICLE V

                                   CONDITIONS

         Section 5.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE THE NOTES. The obligation hereunder of the Company to issue the Notes to the Investors is subject to the satisfaction, at or before any Closing Date, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) ACCURACY OF THE INVESTORS' REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Investor shall be true and correct in all material respects as of the date when made and as of any Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

                  (b) PERFORMANCE BY THE INVESTORS. Each Investor shall have performed all agreements and satisfied all conditions required to be performed or satisfied by such Investor at or prior to any Closing Date.

                  (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         Section 5.2 2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTORS TO PURCHASE THE NOTES. The obligation hereunder of each Investor to acquire and pay for the Notes is subject to the satisfaction, at or before any Closing Date, of each of the conditions set forth below. These conditions are for the Investors' sole benefit and may be waived by the Investors at any time in their sole discretion.

                  (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Company shall be true and correct in all material respects as of the date when made and as of any Closing Date as though made at that time (except for representations and warranties that speak as of a particular date).

                  (b) PERFORMANCE BY THE COMPANY. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to any Closing Date.

                  (c) NASDAQ. From the date hereof to any Closing Date, trading in the Company's Common Shares shall not have been suspended by the Commission or Nasdaq, and trading in securities generally as reported by Nasdaq, shall not have been suspended or limited, and the Common Shares shall not have been delisted from any exchange or market where they are currently listed.

                  (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority or competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (e) OPINION OF COUNSEL. At any Closing Date the Investors shall have received an opinion of counsel to the Company in substantially the form attached hereto as Exhibit B and such other opinions, certificates and documents as the Investors or their counsel shall reasonably require incident to the Closing.

                  (f) MINIMUM SUBSCRIPTION. In connection with the initial Closing Date, Notes in the aggregate principal amount of $11,000,000 shall have been purchased by the Investors pursuant to this Agreement.

                  (g) SECRETARY'S CERTIFICATE. The Company shall have delivered to the Investors a certificate in form and substance reasonably satisfactory to the Investors, executed by the Secretary of the Company on behalf of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, charter, by-laws, good standing and authorizing resolutions of the Company.

                                   ARTICLE VI

                                LEGEND AND STOCK

         Each certificate representing the Notes shall be stamped or otherwise imprinted with a legend substantially in the following form:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES OR (II) PURSUANT TO A

                  SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL OF THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW.

         Any Common Shares issued pursuant to conversion of Notes shall bear a legend in the same form as the legend on the Notes indicated above.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the initial Closing Date by the mutual written consent of the Company and the Investors.

         Section 7.2 OTHER TERMINATION. This Agreement may be terminated by action of the Board of Directors of the Company or by any of the Investors at any time if the initial Closing Date shall not have been consummated by the fifth business day following the date of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 1 STAMP TAXES; AGENT FEES. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Notes pursuant hereto and the Common Shares issued upon conversion thereof.

         Section 8.2 2 SPECIFIC ENFORCEMENT; CONSENT TO JURISDICTION.

                  (a) The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  (b) The Company and each of the Investors (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and each of the Investors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

         Section 8.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement together with the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

         Section 8.4 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon actual receipt of such mailing. The addresses for such communications shall be:

         to the Company:      Mansur Industries Inc.
                              8305 N.W. 27th Street
                              Suite 107
                              Miami, Florida 33122
                              Attn:  Paul I. Mansur, Chief Executive Officer

         with copies to:      Greenberg Traurig Hoffman Lipoff
                              Rosen & Quentel, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Attn:  Gary M. Epstein, Esq.

         to the Investors:    To each Investor at the address set
                              forth on Schedule I of this Agreement.

         with copies to:      Orrick, Herrington & Sutcliffe LLP
                              666 Fifth Avenue
                              New York, New York 10103
                              Attn:  Rubi Finkelstein, Esq.

Any party hereto may from time to time change its address for notices by giving at least 10 days written notice of such changed address to the other parties hereto.

         Section 8.5 INDEMNITY. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

         Section 8.6 WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 8.7 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         Section 8.8 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of all Investors (which consent may be withheld for any reason in their sole discretion), except that the Company may assign this Agreement in connection with a merger, consolidation, business combination or the sale of all or substantially all of its assets provided that the Company is not released from any of its obligations hereunder, such successor in interest or assignee assumes all obligations of the Company hereunder, and appropriate adjustment of the provisions contained in this Agreement is made, in form and substance satisfactory to the Investors, to place the Investors in substantially the same position as they would have been but for such assignment. Any Investor may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company in connection with any sale or transfer of all or any portion of the Notes held by such Investor, provided that no Investor may assign this Agreement prior to any Closing Date without the Company's prior consent except to an affiliate or affiliates of such Investor.

         Section 8.9 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 8.10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

         Section 8.11 SURVIVAL. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

         Section 8.12 EXECUTION. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 8.13 PUBLICITY. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

         Section 8.14 SEVERABILITY. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

         Section 8.15 LIKE TREATMENT OF HOLDERS. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemption or exchange of Notes, or otherwise, to any holder of Notes, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Notes or this Agreement, unless such consideration is required to be paid to all holders of Notes bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Notes for redemption or exchange. The Company shall not, directly or indirectly, redeem any Notes unless such offer of redemption is made pro rata to all holders of Notes on identical terms.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           The Company:

                                           MANSUR INDUSTRIES, INC.

                                           By: ________________________________
                                               Name:    Paul I. Mansur
                                               Title:   Chief Executive Officer

                                           INVESTOR:

                                           By: ________________________________
                                               Name:
                                               Title:

                                           ____________________________________
                                           Exact Name in Which Note(s) Should
                                           be registered